Exhibit 10.11

4 First American Way
Santa Ana, CA 92707

Direct 714.250.5899
Fax  714.250.6915
corelogic.com

June 9, 2010

Mr. Anand Nallathambi
CoreLogic, Inc.
4 First American Way
Santa Ana, California, 92707

Dear Anand:

As you know, The First American Corporation (“First American”) distributed all of the shares of common stock of First American Financial Corporation to the shareholders of First American (the “Spin-Off”).  Following the Spin-Off, First American changed its name to CoreLogic, Inc. (“CoreLogic”), and CoreLogic will continue to operate the information solutions business of First American, including the business carried on by First Advantage Corporation (“First Advantage”).

In connection with the Spin-Off, you became the President and Chief Executive Officer of CoreLogic.  Accordingly, First Advantage and CoreLogic propose to enter into an Assignment and Assumption Agreement in the form attached as Exhibit A to this letter, to assign your Employment Agreement, dated August 10, 2009 (the “Employment Agreement”), from First Advantage to CoreLogic effective immediately.

All references to the “Company” in the Employment Agreement will now be treated as references to CoreLogic, except where the context clearly requires otherwise.   In addition, CoreLogic wishes to clarify the operation of certain provisions of the Employment Agreement following the Spin-Off.  Notwithstanding anything to the contrary in the Employment Agreement, following the Spin-Off:

•	Your “Base Salary” for purposes of the Employment Agreement will be at an annual rate of $750,000, reflecting the base salary the Compensation Committee established for you in March of this year.

•	Your principal place of employment will change from the San Diego, California metropolitan area to the Santa Ana, California metropolitan area.

•
“Good Reason” will not be triggered by the relocation of your principal place of employment to the Santa Ana, California metropolitan area, or by any change in your position, authority or responsibilities occurring as a result of, and in connection with, the Spin-Off.

•
For purposes of the Employment Agreement, any references to a Change in Control will mean a “Change of Control” as defined in any Change in Control or similar agreement that may be in effect from time to time between you and CoreLogic.

•
The address for you to provide any notices or other communications provided for in the Employment Agreement to CoreLogic will be:  CoreLogic, Inc., 4 First American Way, Santa Ana, California 92707, Attention: Office of General Counsel/Chief Legal Officer.

Anand Nallathambi
June 9, 2010

Except as provided in this letter agreement, the Employment Agreement will continue in effect in accordance with its terms following the Spin-Off.  This letter agreement may not be amended other than by a written agreement executed by both you and CoreLogic.  This letter agreement may be executed by you and CoreLogic in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same agreement. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

If this letter agreement accurately sets forth our agreement with respect to the foregoing matters, please sign below.

CORELOGIC, INC.

By:	/s/ Parker S. Kennedy
Name: Parker Kennedy
Title: Executive Chairman

ACCEPTED AND AGREED:

Anand K. Nallathambi
Anand K. Nallathambi